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EDITED TRANSCRIPT

INTC - Intel Corp to Acquire Altera Conference Call

EVENT DATE/TIME: JUNE 01, 2015 / 02:00PM GMT

OVERVIEW:

INTC announced agreement to acquire Altera Corporation in an all-cash transaction at $54 per share.

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JUNE 01, 2015 / 02:00PM GMT, INTC - Intel Corp to Acquire Altera Conference Call

CORPORATE PARTICIPANTS

Mark Henninger Intel Corporation - Head of IR

Brian Krzanich Intel Corporation - CEO

Stacy Smith Intel Corporation - CFO

Steve Rodgers Intel Corporation - General Counsel

CONFERENCE CALL PARTICIPANTS

C.J. Muse Evercore ISI - Analyst

Ross Seymore Deutsche Bank - Analyst

John Pitzer Credit Suisse - Analyst

Chris Danely Citigroup - Analyst

James Covello Goldman Sachs - Analyst

Timothy Arcuri Cowen and Company - Analyst

Joe Moore Morgan Stanley - Analyst

David Wong Wells Fargo Securities, LLC - Analyst

Christopher Rolland FBR & Co. - Analyst

Ambrish Srivastava BMO Capital Markets - Analyst

Ian Ing Lazard Capital Markets - Analyst

Matt Ramsay Canaccord Genuity - Analyst

Harlan Sur JPMorgan - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to this conference call to discuss our agreement to acquire Altera. My name is Dave. I’ll be your operator for today.

(Operator Instructions)

As a reminder, the call is being recorded for replay purposes. I would now like to turn the call over to Mr. Mark Henninger, Head of IR at Intel. Please proceed, Sir.

Mark Henninger - Intel Corporation - Head of IR

Great. Thank you, Dave, and welcome, everyone, to Intel’s conference call to discuss our agreement to acquire Altera. By now, you should have received a copy of our press release, but it is also available at our transaction website, intelacquiresaltera.transactionannouncement.com. I’m joined today by Brian Krzanich, our CEO; Stacy Smith, our Chief Financial Officer; and Steve Rodgers, our General Counsel. In a moment, we will hear brief remarks from both Brian and Stacy followed by Q&A.

Today’s presentation contains forward-looking statements. All statements made that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. Please refer to the risk factors set forth at the end of this presentation for risk factors specifically related to this proposed transaction and the business combination. This presentation, including the risk factors, will be posted on our transaction website which is the site that Intel and Altera will use to post all information about the proposed transaction. Please also refer to Intel’s and Altera’s most recent earnings releases and Forms 10-Q and 10-K filings for more information on the risk factors related to our respective businesses.

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JUNE 01, 2015 / 02:00PM GMT, INTC - Intel Corp to Acquire Altera Conference Call

If we use any non-GAAP financial measures during this presentation, you will find the reconciliation to the most directly comparable GAAP financial measure on our transaction website. Altera will file a proxy statement with the SEC in connection with this solicitation of proxies from Altera’s stockholders. Stockholders are urged to read the proxy and any other relevant documents that Altera files with the SEC when they become available because they will contain important information. Proxy statements and any other documents filed by Altera or Intel in connection with the proposed transaction will be available at the SEC’s website, SEC.gov, and at the transaction website. With that, let me hand it over to Brian.

Brian Krzanich - Intel Corporation - CEO

Thanks, Mark. I want to start by just saying I am really excited to be here today announcing our agreement to acquire Altera. I would like to begin by offering some context from my perspective to illustrate how closely this acquisition is to our growth strategy. This slide that we are showing right now is from our last investor meeting of November of 2014 when I laid out our growth strategy, which is to use our core strength to enter profitable and complementary market.

Specifically, Intel continues to drive Moore’s Law which has propelled the technology revolution and improving semiconductor performance and power and cost reduction, enabling an integration of more and more capabilities into our devices and leveraging shared IP across the product family. This acquisition is a perfect extension of this strategy, by bringing together our leading processors with Altera’s hardware of programmable FPGAs. We can make the next generation of semiconductors not just better, but truly able to do more.

Stacy Smith - Intel Corporation - CFO

Good morning, everybody. This is Stacy. I would just like to add my welcome to Brian’s. I’m going to take a second just to give you a very high-level snapshot of the transaction details. This is going to be an all-cash transaction at $54 per share. We intend to fund the acquisition with a combination of cash from the balance sheet and debt that we expect to raise. We are targeting a close in six to nine months, and we expect the transaction to be accretive to Intel’s non-GAAP EPS and free cash flow in the first year after close. The transaction has been unanimously approved by both the Intel and Altera boards of directors. And now let me turn it back over to Brian to go through some of the strategic rationale of the deal.

Brian Krzanich - Intel Corporation - CEO

Thanks, Stacy. As I mentioned earlier, this acquisition is very well aligned to our strategy and just as importantly, Altera is very well positioned as a market leader in the FPGA space. When we combine that product leadership with our IP portfolio, we will be in a position to enable new classes of products that meet emerging customer needs in the data center and Internet of Things. We believe that this combination will create significant stockholder value in the process.

I want to give you just a quick overview of Altera and just give you a little bit about who they are and what they do. Now, as we’ve talked about, they are a world leader in programmable logic devices. They are headquartered here in San Jose, in fact only a couple miles from our headquarters. They have a little over 3000 employees in more than 20 countries and have about 12,000 customers served through direct sales force and distributors. Their FY14 revenue was about $1.9 billion and a gross margin of 66%.

I want to talk a little bit about the current Intel foundry relationship. It was established in 2013 as a multi-year agreement and the idea was to build world-class PLDs on our world-class silicon technology, and the products that we are going to manufacture are Altera Stratix 10 and those SSCs will be using Intel’s 14 nanometer Tri-Gate process and packaging technologies. We believe that the result is using world-class silicon and combining the world-class engineering teams of the two companies that over time these products were going to become leaders in the marketplace.

Additionally, Altera has a very attractive base business. They serve a wide range of customers which are in large high-growth market segments. The Telcom and wireless customers represent approximately 44% of Altera’s 2014 revenue with industrial, military, and automotive filling out about 22% and networking, computing filling out the remaining at about 16%. We currently have strong market share segment in about 40% of the FPGAs.

I also want to highlight here that we know many of Altera’s customers. In fact, we do business with eight of the top 10 customers that Altera has already as Intel. And, finally, we increasingly see FPGAs and the integrated CPU plus FPGA products as alternatives to ASICs and ASSPs. The green chart on the right on this page makes this clear the opportunity in both of these market sectors. Part of what we talked about is that this is a growth segment and when you look at this growth segment we wanted to look at it both backwards in time but forwards projecting, and we built this model and we have built this acquisition on pretty much a normalized 7% compounded annual growth rate, and this is across a wide range of market segments as you can see from the chart there.

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JUNE 01, 2015 / 02:00PM GMT, INTC - Intel Corp to Acquire Altera Conference Call

So, we have talked so far about the attractiveness of Altera’s existing business. I would like to now spend a little bit of time sharing with you some of the synergies we expect to realize. We have broken these out into two categories. I will speak about the product synergies and then I will ask Stacy to address the cost and manufacturing piece.

There are two segments within our portfolio in which new classes of integrated FPGA products are expected to be especially impactful and those are the data center and the Internet of Things. Within the data center we see an opportunity to combined our Xeon microprocessors with FPGAs to significantly improve performance and through integration reduce the cost. That combination will position us to address emerging workloads in creative new ways, adding value to our customers, and these are products that our customers have been looking for.

In IoT, integrating Atom with FPGA’s will allow us to pursue segments that are now served primarily by ASICs and ASSPs, spanning our serviceable market by roughly $11 billion. Combined, we expect these product synergies to drive roughly 60% of the value we create with this acquisition. I’ll share more specifics on each of these value drivers in just a minute but before I do I wanted to ask Stacy to touch on the cost and manufacturing section.

Stacy Smith - Intel Corporation - CFO

Thanks, Brian. So, on top of the benefit that we get of bringing out this new class of integrated products we also expect meaningful reductions in OpEx and improved competitiveness in Altera’s existing product line by bringing them onto our manufacturing processes and using our IDM tools. The OpEx reductions will be primarily focused on G&A and those cost savings will grow over time. On the manufacturing side, we expect to create significant value by working with the Altera team to ensure that their products are consistently first to note, taking advantage of the best process technology in the world. The OpEx reductions and the benefits of manufacturing leadership combine to produce the other 40% of the value that we expect to create.

Brian Krzanich - Intel Corporation - CEO

Alright. So, let’s take a minute now on some of the specific applications and let’s talk about the data center and give you a little bit more detail of just how these products are going to improve the marketplace.

For some workloads, in the cloud especially, and I provided a few examples here on this page, FPGAs can significantly improve performance and cost, but what’s especially interesting is what happens when you integrate FPGAs with our Xeon microprocessors. That combination by integrating the two products together improves performance by 2X and at the same time reducing costs even further. FPGAs also significantly improve the flexibility for our customers, allowing them to quickly implement and update their algorithms. We expect limited shipments of co-packaged Xeon microprocessors and FPGAs in the latter half of 2016, and those will be followed over time with on-die integrated solutions, and by 2020 it is estimated that up to one-third of cloud service provider nodes may use these FPGAs.

The next example I wanted to do was turn to the IoT and talk about how FPGAs will help in that space. Using the FPGAs in Internet of Things we will create new growth opportunities by integrating FPGAs with our Atom microprocessors. Here again integration will provide our customers with improved performance, cost, and flexibility.

More specifically, with integration FPGAs become cost competitive against ASICs and ASSPs, opening up an $11 billion incremental SAM we believe by 2020. We will have the option to pre load accelerators for specific verticals like the industrial automation example I have shown here. These preprogrammed SoCs will combine the benefits of a familiar Intel architecture and workload specific accelerators that might otherwise be found in ASSPs. Then, we can take that very same part, that same integrated Atom plus FPGA SoC and offer it as an ASIC replacement for implementations like driver assistance systems that I have highlighted here as well. That would allow the automaker to define, load, and update their unique IP on a real-time basis.

Stacy earlier mentioned the value of advanced manufacturing in the FPGA market segment. Altera has an already strong product portfolio that we think that the product portfolio gets even better when manufactured on Intel process technology. We also anticipate improvements in design, speed, and effectiveness as a result of having Altera and Intel engineers all under one roof working together even closer. Just as our own products benefit enormously from our IDM business model, we expect similar benefits for Altera. And while a foundry relationship provides some of the benefits of manufacturing leadership, this transaction unlocks greater value and ensures that the value accrues to Intel stockholders.

So, that covers the primary value drivers. Before I summarize and move on to Q&A, I would like to talk about our integration plans for the Company. One of the things that gives us confidence about merging our two companies is that we already have a history together via our foundry relationship. That relationship has resulted in strong engineering engagements. Organizationally, we will be setting Altera up as an integrated Intel business unit with a dedicated sales force and engineering team.

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JUNE 01, 2015 / 02:00PM GMT, INTC - Intel Corp to Acquire Altera Conference Call

Adding to our confidence, Altera has retention plans in place that will help us ensure a smooth transition and once that transaction closes, we will implement longer term retention plans from Intel.

I would like to move to the summary now. This is a big day for both Intel and Altera. I am looking forward to the opportunities that we can create together. We’re buying an already strong business and a strong team, and we think with our technology we can make that even better. That, combined with innovative new products in the data center and IoT, will enable us to create significant value for our owners. With that, I would like to turn it back over to Mark for Q&A.

QUESTION AND ANSWER

Mark Henninger - Intel Corporation - Head of IR

All right, thank you, Brian and Stacy. Dave, go ahead and please introduce our first question.

Operator

C.J. Muse at ISI Group.

C.J. Muse - Evercore ISI - Analyst

Good morning. Thank you for taking my question. I guess the first question, thinking through the data center can you talk how this grows your SAM there and why you made the decision to bring Altera in house as opposed to simply continuing to maintain your current joint venture with them? Thank you.

Brian Krzanich - Intel Corporation - CEO

Sure. So think about that when you integrate the FPGA with the Xeon processor you are creating a new set of products that don’t exist today where you are able to move the software algorithms, things like facial search or encryption, down into the silicon and improve performance as we said greater than 2X, and so that’s really what this is creating. Now, that’s a new class of products and that’s allowing us to provide a set of products that don’t exist today. Now, you said why move them inside versus continuing in just a foundry relationship?

C.J. Muse - Evercore ISI - Analyst

In terms of the work that you were doing, I believe the HARP research platform that you’re working with them.

Brian Krzanich - Intel Corporation - CEO

I’m not going to talk about specific products like that, but let me just talk about the sequence of events. So, as we said, each time you integrate further and further from being on board on the same motherboard to building a co-packaged product which is what that product you just mentioned was, to building a piece of silicon that’s a monolithic piece of silicon where the Xeon processor and FPGA are one piece of silicon. You get significant performance improvements in each one of those integration implementations.

We believe that in order to go to the full extent where you build a monolithic piece of silicon to get the maximum performance, cost, power reduction, footprint reduction, all of those improvements that our customers really want and the market needs, we need to integrate the Company because you are going to have such a tight relationship between those two intellectual properties, those two pieces of IP, that you have to work within the same team. That’s why we wanted to move them inside.

C.J. Muse - Evercore ISI - Analyst

Very helpful. Thank you.

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JUNE 01, 2015 / 02:00PM GMT, INTC - Intel Corp to Acquire Altera Conference Call

Operator

Ross Seymore at Deutsche Bank.

Ross Seymore - Deutsche Bank - Analyst

Thanks for letting me ask a question. Stacy, a couple for you. Any size on the cost synergies and then just generally can you talk about how Intel thought about the difference between the accretion you get from using the same amount of cash to buy back your own stock versus doing this deal?

Stacy Smith - Intel Corporation - CFO

Sure, happy to talk about both of those, Ross. So, as we went through, the combination of cost and manufacturing synergies is about 40% of the value that we expect to create and then the other 60% come from this new class of products that we can bring to the market. Looking specifically at that 40%, the cost synergies is a piece of it. It is not the majority but it’s a piece, and for us the cost synergies primarily in the G&A space. That’s where we expect to realize most of them. And then the other portion of that bucket, that 40% bucket, is as we advance from node to node we will continue to make their product line better and we think that just gives them a stronger competitive position in the marketplace.

On the priorities of capital, this is very consistent with what we have talked about over the last several years which is first and foremost invest in our business. When we look at this deal, this is a great example of that. We believe that we can create significant value for the shareholders and it will result in a good return for you and a thing that only we can do because of bringing them into our manufacturing facilities and the ability to integrate into a product that’s coupled with some of our other IP blocks.

Ross Seymore - Deutsche Bank - Analyst

Thank you.

Operator

John Pitzer at Credit Suisse.

John Pitzer - Credit Suisse - Analyst

Good morning. Congratulations on the deal. Just quickly, Stacy, how much debt to do the deal and then, Brian, you were very clear about the SAM expansion opportunities that Altera brings in IoT, a little bit less clear in the data center. So I guess I’m trying to get a better understanding relative to the data center to what extent this is offensive and TAM expansive versus defensive trying to protect the footprint that you already have as FPGA gains more and more traction on workloads within the data center? Thank you.

Stacy Smith - Intel Corporation - CFO

You were a little faint there, John. Was your question how much is debt versus cash?

John Pitzer - Credit Suisse - Analyst

Correct.

Stacy Smith - Intel Corporation - CFO

We are not breaking it down. As you know, we have significant cash on the balance sheet, significant cash available to do this, so it will be a combination of debt and cash. Beyond that, we are not breaking it down to be more precise.

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JUNE 01, 2015 / 02:00PM GMT, INTC - Intel Corp to Acquire Altera Conference Call

Brian Krzanich - Intel Corporation - CEO

On your second question, John, we do not consider this a defensive play or move. We look at this in both the IoT and in the data center as expansive and it’s really -- these are products that our customers want built and we said that approximately 30% of the cloud workloads would be on these types of products as you exit this decade and that’s a guesstimate on our part based on how we see trends moving and where we see the market going. This is about really providing the capability to move those workloads down into the silicon which is going to happen one way or another, and we believe it’s best done with the Xeon processor FPGA combination which will clearly have the best performance, cost and footprints for the industry.

So this is truly about, in IoT expanding into new available markets that are currently ASIC and ASSP and in the data center around moving those workloads down into silicon and continuing the growth of the cloud overall. I do not consider that a defensive direction.

Mark Henninger - Intel Corporation - Head of IR

Thanks, John. I’ll remind everyone again that we’re asking everyone to limit themselves to just one question.

Operator

Chris Danely at Citigroup

Chris Danely - Citigroup - Analyst

In terms of the price, $17 billion, can you just talk about the internal metrics you used to justify the price of the purchase?

Stacy Smith - Intel Corporation - CFO

It’s, can we create value. So, at that price we believe we create significant value for our shareholders and just to reiterate what Brian said at the beginning, the value drivers here are -- this allows us to build a new class of product but for the data center and the IoT business. Both of those are pretty exciting to us. We get some cost synergies and we get this manufacturing advantage that builds over time as we continue to bring out new generations of FPGAs in our leading edge process technology.

Mark Henninger - Intel Corporation - Head of IR

Thanks, Chris. Operator, please introduce the next question.

Operator

James Covello at Goldman Sachs.

James Covello - Goldman Sachs - Analyst

Thanks, guys. Brian, question for you. Obviously there’s tremendous value as you are highlighting in the accelerator market and you are talking about 30% of the workloads being applicable here. There’s FPGA accelerators, there’s graphic accelerators. How do you think about what your combined offering is going to be compared to what the competition would be going forward in terms of a graphics accelerator? Thank you.

Brian Krzanich - Intel Corporation - CEO

Sure. There are different workloads that are benefited I’d say from different kinds of accelerators and so you really have to look at what’s your addressable market. Graphics accelerators, because of the way that architectural works, tend to be more in the high-performance computing space and they tend to give you more of an

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JUNE 01, 2015 / 02:00PM GMT, INTC - Intel Corp to Acquire Altera Conference Call

acceleration in that space just because of the way graphics works and how the graphics architecture is laid out. FPGAs are going to be used for accelerators in places where it’s more of a logic kind of accelerator, so things like facial search encryption that aren’t linear in nature, and so they are very different workloads that are going to be applied.

Now the other thing that an FPGA gives you is the ability to program and so you can adjust the software basically that you are using and the acceleration model, so you can do that both in something like a facial search algorithm. You could over time make improvements to your facial search algorithm and, as a result, program that into the FPGA. With the graphics fixed die you are going to be able to necessarily do that, all of that software occurs on the outside.

And the other thing is you can actually move from workload to workload with an FPGA. You can work with the same system from accelerating facial search to accelerating an encryption model and you can literally do that between sequences basically on the fly that would be very difficult to do with the graphics system. So I look at them as two different types of workloads. By the way, there are workloads that are still better done by ASICs and other products. We saw in the announcement we made a couple weeks ago with the ASICs, same kind of thing where there are going to be workloads that are better driven by specific algorithms like that.

James Covello - Goldman Sachs - Analyst

Really helpful. Thanks so much.

Operator

Timothy Arcuri.

Timothy Arcuri - Cowen and Company - Analyst

Thank you very much. I actually had two questions. First of all, does this mean that Altera will be fully on Intel at 10 nanometer, and then I’m also wondering whether the CapEx requirements that you talked about for 2015, whether this changes those? Thanks.

Brian Krzanich - Intel Corporation - CEO

They are somewhat related. The CapEx requirements for 2015 should not change because this CapEx requirement is laying out the capacity for 2016 and 2017 and we already had Altera built in is a foundry customer. That’s one of the real strengths in doing an acquisition of Altera as they were already in our silicon -- in our design methodologies and so it doesn’t really change the capital requirements as a result. And the new products in we have talked about start to occur in 2016 as a co-packaged part in the second half of 2016 and then really ramp in 2017 and 2018. So, again, that’s kind of outside this capital cycle.

And then you asked about 10 nanometers. Again, that’s an independent decision. Altera is an independent company until this deal closes. You’ll have to talk to them about their decisions to make, where they choose to implement 10 nanometers, and we’ll support those decisions. We think our technology is good and we have a good shot at being the chosen one for that, but that’s going to be their decision, not mine.

Stacy Smith - Intel Corporation - CFO

I’d have to say I like our chances to win it. They’re an independent company, but I think we’re well positioned. Thanks Tim.

Operator

Joe Moore at Morgan Stanley.

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JUNE 01, 2015 / 02:00PM GMT, INTC - Intel Corp to Acquire Altera Conference Call

Joe Moore - Morgan Stanley - Analyst

Great. Thank you. I wonder how you’re going to think about the gross margin of the business, particularly when you start to foundry the product yourself. You’ll stack a foundry gross margin on top of the already high 60s gross margin. Will you, therefore, have an 80% gross margin on that type of business or will you use that incremental margin to price more aggressively?

Stacy Smith - Intel Corporation - CFO

I’ll talk philosophically. This is Stacy. To the specifics of your question, it’s going to take a while for this deal to close, so likely post close you’ll see us being pretty explicit about the implications of this acquisition once it closes on our ongoing financials, so I’m not going to go there yet. In general, when we look at Altera one of the things that was attractive to us was we like the business. It’s a business that benefits from technology. We like the profit profile of it. So, we are not planning on significant changes there. We think that we can enhance their business by landing them on our process technology, advancing their product line even faster. We think over time that gives us a competitive benefit in the marketplace, but we’re not planning to come in and massively change the business model. We think that’s one of the things we bought.

Joe Moore - Morgan Stanley - Analyst

Great. Thank you very much.

Operator

David Wong at Wells Fargo.

David Wong - Wells Fargo Securities, LLC - Analyst

Thank you very much. Coming back to your point about they remain an independent company. Are you able to have teams start working on single-(inaudible) chip designs with PLD [circuit] on the same chip processors now or do you have to wait until the acquisition closes before this happens? And when would we expect to see the first single chip processor PLD products begin to come out?

Brian Krzanich - Intel Corporation - CEO

I’ll let Steve Rodgers talk about what we can and cannot do. I can talk about the road map.

Steve Rodgers - Intel Corporation - General Counsel

David, during the closing period the companies will continue to operate as independent companies with an arms length relationship, so anything we would do with them would need to be handled in negotiations in arm’s-length capacity.

Brian Krzanich - Intel Corporation - CEO

And then your question about when we see products. We said that the first products which are co-packaged where two pieces of silicon in the same package would start to occur in the second half of 2016 and really ramp in 2017, so limited availability in the second half of 2016 and then a strong ramp in 2017. We haven’t given an exact date for when we will have a single monolithic piece of silicon, but you can think about it being a little bit after those kinds of dates.

David Wong - Wells Fargo Securities, LLC - Analyst

Great. Thanks very much.

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JUNE 01, 2015 / 02:00PM GMT, INTC - Intel Corp to Acquire Altera Conference Call

Operator

Christopher Rolland at FBR.

Christopher Rolland - FBR & Co. - Analyst

Congrats on the transaction. So, Altera played at the lower end of the market where Xilinx didn’t play. You guys mentioned IoT, it looks like it’s industrial automation in ADAS there, but to further penetrate IoT you might have to move down market more. Have you given us any sort of consideration whether you guys will move down market, stay there, or perhaps penetrate it a little bit more?

Brian Krzanich - Intel Corporation - CEO

When you say down market I want to make sure you’re talking about lower cost products?

Christopher Rolland - FBR & Co. - Analyst

Exactly.

Brian Krzanich - Intel Corporation - CEO

Okay. So, first, if you take a look at where FPGAs are going to be applied and you take a look at the industrial automation I use that as an example, I use ADAS as an example, the automotive assisted driving, those are not necessarily down market. They actually have very good margins and are using a lot of computer capability. Those will be clearly our first targets, but if you take a look at our IoT strategy over all, we have a set of products like Quark, Atom, and then core that allow us to, we think, move across the market ranges.

So I believe we can go, using your terms, fairly down market and if those down markets want an FPGA that is scaled appropriately to that size, we would absolutely provide it at that level as well. So, I don’t think we’ve completely investigated how far we can implement on this FPGA road map, but certainly if a Quark plus FPGA makes sense, we will now have the ability once this acquisition closes to provide a product like that. And that is what I consider then a more down market type of application that you are talking about.

Stacy Smith - Intel Corporation - CFO

I would just add, Chris, one of the things we’re excited about when we hear from customers the reason they want this is because of the performance is that total cost of ownership from their perspective. It lowers their total cost of ownership and it reduces their time to market and improves their flexibility, and those tend to be things we can get paid for. So, I think we can address large segments of the market and do it in a very accretive fashion.

Christopher Rolland - FBR & Co. - Analyst

Great. Thanks guys.

Operator

Ambrish Srivastava.

Ambrish Srivastava - BMO Capital Markets - Analyst

Hi, Stacy and Brian. I’m really struggling with some of the assumptions that you are laying out. Altera has had a negative CAGR for the last three years and we can take a longer-term view and they have barely outgrown the industry. And you are saying a 7% target, if I heard you correctly, Brian. And then you layer on the fact -- and I’m going with what Altera has publicly said, $1 billion opportunity for the core processor market, it’s very small compared to the already $14 billion and change for the DCGs.

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JUNE 01, 2015 / 02:00PM GMT, INTC - Intel Corp to Acquire Altera Conference Call

So, how do you get to that 7% CAGR and how do you make the math work, Stacy? I don’t think you answered Chris Danely’s question on what are the metrics that you use for return on the capital debt that you are deploying to this deal. Thank you, Sir.

Brian Krzanich - Intel Corporation - CEO

I’ll start with a little bit of the strategic side and a little bit of the view of their business, and then I’ll let Stacy get into more of the financial detail. I think when you take a look at it and as you said, they said well, gosh, the co-processor segment is worth $1 billion. When you probably talk about a stand-alone part that sits on a motherboard isolated, I’m not going to absolutely give credit to that number, but it’s probably not nearly as big a number as what we’re talking about. So it’s probably not an unreasonable value of $1 billion.

What we are talking about is significantly improving the performance beyond that. Going to the fully integrated part and providing something that’s 2X performance for that. And so we think that opens up the market quite a bit more and that’s where we said approximately 30% of the workloads in the cloud we think will have this capability or require this capability as we exit this decade and that’s going to be quite a big bigger than that $1 billion number when you take a look at it.

How do we get the 7%? Again, we believe when you look at the FPGA market it’s all about providing leading edge silicon and if you take a look at the historical, the person who has brought the products on the leading edge silicon technology first and brought the right products to that marketplace, they were designed correctly performance of power and cost along with that, tended to win share and tended to grow. And we believe by integrating, as we said, we can move even quicker to leading node and help them with their design coming quicker because their architects are now working hard in hand with our architects.

A lot of this about is how good you are with the tools and how good you are working with the silicon and that’s the place where we can bring the strength over to them on our leading edge silicon. They are very good using other silicon. So we think that combination provides the right growth, that 7% number and the numbers we have used for data center and IoT growth. For the rest of the financials, I’ll let Stacy answer.

Stacy Smith - Intel Corporation - CFO

Actually, I thought you did a brilliant job. The only thing I would add to that is to put the value driver in perspective that we’re looking at on the product side of this is, as Brian said, you get this 2-plus X increase in performance. Through integration you get a massive decrease in cost. We think that opens up a really broad swath of the market that will want to take advantage of this capability and we said earlier on the call that we think that it will grow to be a third of the cloud customers. Think about the size of that market, how fast growing it is, that’s a very significant value driver for us.

Brian Krzanich - Intel Corporation - CEO

Thanks, Ambrish.

Operator

Ian Ing.

Ian Ing - Lazard Capital Markets - Analyst

Yes. Sounds like you’re placing a lot of hope in this monolithic CPU and FPGA being a much better solution to go after ASICs and ASSPs. But you’ve had Stellarton announced since 2010, that’s the FPGA co-package. If the integration doesn’t work, would you actually consider going after ASICs and ASSPs using Altera IP actually doing those kind of parts?

Brian Krzanich - Intel Corporation - CEO

Wow, okay so just a little bit of convoluted question. Let’s step back for a second. The parts we talked about in the data center are not really replacing necessarily ASICs and ASSPs. What we are actually doing, if you take a look at something like facial search, what happens now is those algorithms sit out in memory and storage and they are coming back on and off the CPU on some regular basis as the algorithm is applied. And what we are allowed to do now is actually put that algorithm

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JUNE 01, 2015 / 02:00PM GMT, INTC - Intel Corp to Acquire Altera Conference Call

directly in the silicon with the FPGA and so now they’re only going out to get the data, the massive number of faces they are looking at, pulling those down in and finding algorithm real-time on the silicon piece. So that’s not something that ASIC or ASSP is doing today. It’s something that’s basically moving in and out of the CPU today.

Where we said ASICs and ASSPs were being applied is something like assisted driving where there is a specific ASIC now that somebody has built that has all the algorithms that watch all of the sensors on a car and look at something like lane changes and the sensors that sense whether somebody is driving up alongside of you and put all of that together and shake your steering wheel or flash lights that says don’t change lanes right now, you’re going to hurt somebody. That is done by an ASIC or ASSP today.

What we can do is work that workload off those ASICs and ASSPs at we believe an equal or lower cost and onto the FPGA. What that also does is allows people to update those algorithms real time and not have to go out to their car line and do adjustments to the hardware but actually be able to do that as the car is shipping out the door in software and they can continue to make improvements in the safety and the quality of that vehicle as a result. So those are two different workloads and two different scenarios.

Stacy Smith - Intel Corporation - CFO

And the cross piece of this becomes really important because we are now getting to the point of the process technology leadership that the cost difference at the silicon level is being more than offset by the lower development costs and mass costs and everything else. So it’s unlocking more and more of the ASIC and ASSP market where these integrated FPGA solutions are cost competitive and so we think on the IoT side that opens up a pretty significant opportunity for us. A big chunk of SAM.

Ian Ing - Lazard Capital Markets - Analyst

But did Stellarton go after any of those opportunities that you listed or it just wasn’t the right product at the time?

Stacy Smith - Intel Corporation - CFO

Stellarton prior generation relatively -- think of it as on this evolutionary path but what we’re planning to do with Altera would be significantly more evolved.

Ian Ing - Lazard Capital Markets - Analyst

Okay. Thank you very much.

Operator

Matt Ramsay.

Matt Ramsay - Canaccord Genuity - Analyst

Thank you for taking my question. Brian, maybe you could talk a little bit about how this acquisition might be an extension of some of the customizable -- or the customize or customer-specific Xeon SKUs that your company is already doing in DCG and might open up some opportunities for customers that might not be so keen to give you guys access to the algorithms to do customized stuff and give them a little bit of a sandbox to play with?

Brian Krzanich - Intel Corporation - CEO

I should have you help me write my marketing. You almost gave me the answer there in the question. You are absolutely right what this does. It not only allows people to have a customized part without having to hand me over their algorithms. Now, to be honest, they can do that in multiple ways and they don’t necessarily have to give me those algorithms per se in order for me to build those into a customized silicon. They can either design that segment of the silicon themselves or give it to a third-party that can do the design for them that hands us simply the circuit layout so to speak, but this does give them, as you describe it, a playground.

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JUNE 01, 2015 / 02:00PM GMT, INTC - Intel Corp to Acquire Altera Conference Call

You can think of in FPGA as a large sea of gates that they can program now, and so if they think that algorithm may change over time as they learn and get smarter. Or they want to be more efficient, they don’t have enough volume to have a single workload on a single piece of silicon, they can use in FPGA to have accelerators of multiple segments, facial search at the same time as doing encryption, and we can basically on the fly reprogram this FPGA, literally within microseconds as occurring on the CPU itself. So that gives them a much lower cost and a much greater level of flexibility than a single customized part. You would have to have quite a bit of scale and need for that single, singular part that only is going to do one workload.

So that’s where we find people are really interested in this versus a customized piece of silicon. They want to be able to do multiple workloads or they were know that workload is going to grow and shift and change over time. Those are really ideal for this kind of application.

Matt Ramsay - Canaccord Genuity - Analyst

Thanks very much. Congrats again.

Operator

Harlan Sur.

Harlan Sur - JPMorgan - Analyst

Good morning and congratulations to both sides on the deal announcement. Lots of discussion on data center, but IoT and embedded have been a key focus area for both the Intel and Altera teams. Can you just talk about a timeline you can walk us through to help us understand when the team can bring an integrated processor plus FPGA solution to the IoT market, integrated all into a single piece of silicon? And then on the manufacturing side obviously the team has the 14 nanometer partnership. I assume that on a go-forward basis for new manufacturing technologies these will all be primarily Intel manufacturing. Can you just tell us how long it is going to take or what the plans are to migrate the existing product base over to Intel internal manufacturing just given the long product life cycles of the FPGA platforms?

Brian Krzanich - Intel Corporation - CEO

Sure. So, I think there were a couple of questions in there but let me try. I don’t see a real need or desire to move existing products into the Intel silicon. They are yielding well, running fine. Most of them I believe are at TSMC, a good partner of ours. There’s not really a need to go through that. We are going to focus on the future. The future is both driving their future products at a faster rate to the better node or to the newer node and that will be those existing products or those next-generation products, and then these integrated products for both the data center and the IoT.

We said that the first of the data center is a co-package would be in the second half of 2016, ramping in 2017. We said I think shortly after that products that are monolithic or a single piece of die so that is slightly after that, but IoT we are still trying to understand whether co-packaged products make sense, whether there’s enough cost savings, whether the workloads are there, or whether we have to move all the way to that integrated part to hit the cost envelope and footprint that they need.

We haven’t finished that analysis and part of it, it is so workload specific and you have to design a part relative to the workload and all of that. We haven’t laid that out yet. That’s one of the projects we will be working on. We know what it will do and how it will improve the performance of those devices. We know that an integrated part will provide significant and we’d see that integrated part probably around the same time the data center parts integrated, fully integrated would be. The question is will a co-package part be in interim and we just don’t know those answers right now.

Harlan Sur - JPMorgan - Analyst

Great. Thanks for the insights and again congratulations.

Mark Henninger - Intel Corporation - Head of IR

Thanks, Harlan. Thank you all for joining us today. Dave, please go ahead and wrap up the call.

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JUNE 01, 2015 / 02:00PM GMT, INTC - Intel Corp to Acquire Altera Conference Call

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

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Additional Information and Where to Find It

Altera Corporation (the “Company”) plans to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the special meeting of the Company’s stockholders to be held in connection with the transaction (the “Special Meeting”). Promptly after filing its Proxy Statement in definitive form with the SEC, the Company will mail the Proxy Statement to each stockholder entitled to vote at the Special Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Proxy Statement and any other documents filed by the Company with the SEC in connection with the Special Meeting at the SEC’s website (http://www.sec.gov), at the transaction website (http://intelacquiresaltera.transactionannouncement.com), at the Company’s website (http://www.Altera.com) (under “Investor Relations”, “SEC Filings”) or by writing to Investor Relations, Altera Corporation, 101 Innovation Drive, San Jose, CA 95134.

The Company, its directors and certain executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, together with information regarding Intel or any Intel director or executive officer to the extent they may be deemed participants in the solicitation, will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with the Special Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on March 31, 2015, and in any subsequent Statements of Change in Ownership on Form 4 filed by such individuals with the SEC.

Forward-Looking Statements

This document contains forward-looking statements related to the business combination between Intel and Altera, including statements regarding the benefits and timing of the transaction as well as statements regarding Altera’s products and markets. Forward looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including the following, among others: closing of the transaction may not occur or may be delayed; Altera stockholders may not approve the transaction; litigation related to the transaction or limitations or restrictions imposed by regulatory authorities may delay or negatively impact the transaction and there may be a loss of customers, employees or business partners as a result of the transaction. In addition, please refer to the documents that Altera files with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this document. Readers are cautioned not to put undue reliance on forward-looking statements, and Altera assumes no obligation and does not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise.